UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

SILICON IMAGE, INC.

(Name of Subject Company)

SILICON IMAGE, INC.

(Name of Person Filing Statement)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

82705T-102

(CUSIP Number of Class of Securities)

Camillo Martino

Chief Executive Officer

Silicon Image, Inc.

1140 East Arques Avenue

Sunnyvale, California 94085

(408) 616-4000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

With copies to:

David K. Michaels, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California 94041

(650) 988-8500

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Silicon Image, Inc. on January 27, 2015 (including all exhibits attached thereto) are incorporated herein by reference.